Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO Announces Contract for New Ultra-Deepwater Semisubmersible Rig

Dallas, Texas, January 19, 2006 ... ENSCO International Incorporated (NYSE: ESV) announced that a wholly-owned subsidiary of the Company has entered into a drilling contract with two large independent oil companies to provide a new ultra-deepwater semisubmersible drilling rig, to be named ENSCO 8501. The drilling contract with Nexen Petroleum U.S.A. Inc., a subsidiary of Nexen Inc. (NYSE: NXY) and with Noble Energy, Inc. (NYSE: NBL) is for a firm three and a half year primary term, with four one-year extension options at mutually agreed day rates. The term commitment is comprised of a two year obligation by Nexen and a one and a half year obligation by Noble Energy. The aggregate day rate revenue expected to be paid under the contract during the primary term is approximately $423 million. Under the terms of the agreement, ENSCO will also be reimbursed for mobilization and other start-up costs, and day rates will be adjusted for future variances in operating costs.

The Company also announced that it entered into an agreement with Keppel FELS Limited in Singapore to construct ENSCO 8501. The total project cost of ENSCO 8501 is currently expected to be approximately $338 million, with mobilization to the Gulf of Mexico anticipated by the second quarter of 2009. ENSCO 8501 is the Company's second semisubmersible rig in the 8500 Series, and the Company's third deepwater semisubmersible rig, joining ENSCO 7500, delivered in 2000, and ENSCO 8500, which is expected to be delivered in the second quarter of 2008.

The ENSCO 8500 Series deepwater semisubmersibles are an enhanced version of the ENSCO 7500. The 8500 Series rigs will be capable of drilling in up to 8,500 feet of water, and can readily be upgraded to 10,000 feet water-depth capability if required. Enhancements include a two million pound quad derrick, offline pipe handling capability, increased drilling capacity, greater variable deck load, and improved automatic station keeping ability. With these features, the 8500 Series rigs will be especially well-suited for deepwater development drilling.

Carl F. Thorne, ENSCO's Chairman and Chief Executive Officer, commented: "We are pleased to have entered into a second transaction of this type in the last few months. As with the ENSCO 8500 project, ENSCO 8501 is expected to provide a cost-effective deepwater drilling solution for our customers and expand ENSCO's deepwater capability on a conservative and financially attractive basis. We are gratified to again be working with Keppel FELS shipyard on the ENSCO 8501. We highly value our longstanding relationship which has resulted in a history of successfully delivering high-quality newbuild rigs on time and within budget.

Statements contained in this news release that state Company or management intentions, hopes, beliefs, anticipations, expectations or predictions of future events are forward-looking statements. Such forward-looking statements include references to the expected ENSCO 8500 and ENSCO 8501 delivery dates, the cost of ENSCO 8501, and the anticipated drilling contract revenues for ENSCO 8501. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) delay in the anticipated ENSCO 8500 and ENSCO 8501 delivery dates, (ii) changes in actual cost of ENSCO 8501, (iii) changes in the actual ENSCO 8501 drilling contract revenue or term, (iv) general rig construction risks, (v) risks of rig design and delivery acceptance, (vi) risks associated with shipbuilding in foreign jurisdictions, (vii) force majeure events, (viii) renegotiation, nullification, or breach of contracts, and (ix) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

Contact: Richard LeBlanc 214-397-3011